UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 24, 2006

HOST MARRIOTT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	001-14625	53-0085950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (240) 744-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to Master Agreement

On March 24, 2006, the parties to the master agreement and plan of merger by and among Host Marriott Corporation, or Host, Host Marriott, L.P., or Host LP, Starwood Hotels & Resorts Worldwide, Inc., or Starwood, and Starwood’s majority owned subsidiary, Starwood Hotels & Resorts, or Starwood Trust, pursuant to which Host will acquire a portfolio of hotels from Starwood and certain Starwood subsidiaries in a series of transactions, including the merger of a direct, wholly owned subsidiary of Host LP with and into Starwood Trust, entered into an amendment agreement for the purpose of amending the master agreement, the indemnification agreement and the tax sharing and indemnification agreement related thereto.

The following discussion summarizes the material changes to the master agreement, the indemnification agreement and the tax sharing and indemnification agreement made by the amendment agreement. The foregoing description of the amendment agreement does not purport to be complete and is qualified in its entirety by the provisions of the amendment agreement, which is attached hereto as Exhibit 2.4.

Permanent Exclusion of the Canadian Hotels

Included among the 38 hotels that Host agreed to acquire pursuant to the master agreement were three hotels located in Canada: (1) the Sheraton Centre Toronto Hotel, (2) Le Centre Sheraton Montreal Hotel and (3) the Sheraton Hamilton Hotel. The master agreement had contemplated that Starwood would seek a ruling from the Canada Revenue Agency (CRA) with respect to the transaction structure intended by the parties to facilitate the sale of these three Canadian hotels. The master agreement provided that, if Starwood did not succeed in obtaining the contemplated tax ruling, Starwood could elect to exclude these Canadian hotels from the transactions. In the event of such an election, the purchase price payable to Starwood in the transactions would be reduced by approximately $276 million, representing the aggregate amount of the purchase price allocated to the Canadian hotels under the master agreement.

Starwood has been informed by the CRA that it is not prepared to issue the tax ruling requested by Starwood. As a result, the parties have confirmed in the amendment agreement that, consistent with the terms of the master agreement, the three above-referenced Canadian hotels are permanently excluded from the transactions and Host and its affiliates have no further obligation to acquire these hotels. As a consequence of this exclusion, the purchase price payable to Starwood in the transactions will be reduced by the amount set forth above.

European Structural Changes

Under the master agreement, Host and Starwood agreed with respect to the hotels located in Spain and Italy to cause their respective subsidiaries to enter into sublease and other arrangements in lieu of management services agreements to take into account applicable requirements of local law and other foreign considerations. To ensure these alternative arrangements achieved comparable economic results, Host and Starwood agreed to enter into a compensating balance agreement that would provide for certain adjustment payments, if any.

Since entering into the master agreement, Host and Starwood have determined they would prefer to cause their respective subsidiaries to enter into management services agreements, modified as appropriate for the applicable foreign jurisdictions, rather than the sublease and other arrangements. Accordingly, the amendment agreement deletes the provisions of the master agreement establishing the sublease and compensating balance agreement that were contemplated by the former structure and sets forth the agreement of the parties with respect to the framework for the management services agreements to be entered into in those jurisdictions. In essence, the hotels will be leased to a taxable REIT subsidiary of Host in accordance with the customary structure, and affiliates of Starwood will provide management and supervisory management services comparable to the services provided under the customary form of operating agreements.

Generally, the management services agreements to be entered into in these jurisdictions, as with the prior sublease structure, are intended to confer comparable economic rights in the aggregate to the parties as would be provided under management services agreements and any other applicable agreements for acquired hotels located in the United States.

Deferral of Closing on Certain European Hotels

In the event Host stockholders approve the issuance of Host common stock in the transactions, the parties currently expect that the initial closing of the transactions will occur on April 10, 2006 and, in any event, on or prior to April 24, 2006.

Under the terms of the master agreement, Host can defer from the initial closing of the transactions, any hotel that is subject to an event or circumstance that constitutes a “Deferral Trigger” (as defined in the master agreement), including the failure to obtain certain regulatory consents or if certain required regulatory notice periods have not elapsed. Moreover, the master agreement also provides that, if Host’s closing conditions on the transactions are satisfied or waived (or capable of being satisfied or waived at closing), but a required consent has not yet been obtained with respect to any one of three primary European hotels (i.e., The Westin Palace Madrid, a Luxury Collection Hotel, The Westin Palace, Milan, a Luxury Collection Hotel and The Westin Europa & Regina (a hotel located in Venice, Italy)), Host can elect to defer the closing of all three of these hotels, as well as the following hotels:

•	Sheraton Roma Hotel & Conference Center (Rome, Italy)

•	Sheraton Skyline Hotel & Conference Centre (Hayes, United Kingdom)

•	Sheraton Santiago Hotel and Convention Center (Santiago, Chile)

•	San Cristobal Tower (Santiago, Chile)

•	Sheraton Fiji Resort (Nadi, Fiji)

•	Sheraton Royal Denarau Resort (Nadi, Fiji)

Works Council Deferrals. Under applicable Spanish law, the acquisition of The Westin Palace, Madrid, a Luxury Collection Hotel, requires that Starwood notify the employees’ legal representatives of the acquisition, lease transfer and management services structure described above and that, prior to closing, Starwood consult with the employees’ legal representatives for a period of 15 calendar days after the date of such notice. Starwood has informed Host that it intends to provide such notice to the employees’ legal representatives in sufficient time so that the consultation period will end prior to May 3, 2006. Similarly, under applicable Italian law, the acquisition of the The Westin Palace, Milan, a Luxury Collection Hotel, The Westin Europa & Regina and the Sheraton Roma Hotel & Conference Center each requires that Starwood notify the relevant employees’ legal representatives of the acquisition, lease transfer and management services structure for the hotels and that, prior to closing, Starwood consult with the employees’ legal representatives for a period of 25 calendar days after the date of such notice. Starwood has informed Host that it intends to provide such notice to the employees’ legal representatives in sufficient time so that the consultation period for each of the hotels will end prior to May 3, 2006. Host currently expects that, in the event that Host stockholders approve the issuance of Host common stock in the transactions, all of Host’s closing conditions will be satisfied (or be capable of being satisfied at closing) prior to the expiration of the consultation periods described above. Therefore, upon receipt of the required Host stockholder approval, Host would have the right under the master agreement to defer closing of the nine hotels located in Spain, Italy, United Kingdom, Chile and Fiji.

Pursuant to the amendment agreement, as a result of these required employee consultation periods, the parties have agreed to defer from the initial closing of the transactions, the following hotels:

•	The Westin Palace, Madrid, a Luxury Collection Hotel

•	The Westin Palace, Milan, a Luxury Collection Hotel

•	The Westin Europa & Regina

•	Sheraton Roma Hotel & Conference Center; and

•	Sheraton Skyline Hotel & Conference Centre

Notwithstanding the terms of the master agreement which would otherwise defer the closing of the two hotels located in Chile and the two hotels located in Fiji as a consequence of the deferral of The Westin Palace, Madrid, a Luxury Collection Hotel, The Westin Palace, Milan, a Luxury Collection Hotel and The Westin Europa & Regina, Host and Starwood have agreed to close the acquisition of the four hotels in Chile and Fiji as part of the initial closing of the transactions.

Subsequent Closing of Acquisition of Deferred Hotels. The master agreement, as amended, provides that the parties will work to complete the acquisitions of The Westin Palace, Madrid, a Luxury Collection Hotel, The Westin Palace, Milan, a Luxury Collection Hotel, the Sheraton Roma Hotel & Conference Center and the Sheraton Skyline Hotel & Conference Centre by May 3, 2006 and, in any event, as promptly as practicable following the initial closing date for the transactions. As the consultation periods with the various employee representatives which resulted in the deferral of such hotels are expected to end prior to May 3, 2006, the parties expect these closings to be consummated by that outside date.

The sale of the stock of the entity owning The Westin Europa & Regina in the transactions has triggered two successive rights of first refusal on this hotel held by the Italian Ministry of Cultural Heritage. The first right expired unexercised on March 16, 2006. The second right of first refusal is anticipated to be filed by Starwood with the applicable authorities before the end of March 2006, such that the second right, if unexercised, will expire before the end of May 2006. The parties have agreed in the amendment agreement to work to complete The Westin Europa & Regina by June 15, 2006 and, in any event, as promptly as possible after expiration of the second right of first refusal (assuming no exercise of the right). The parties have no reason to believe, and do not expect that, the Italian Ministry of Cultural Heritage will exercise the remaining right of first refusal.

In addition, the parties intend to file with the Italian Competition Authority required notices in connection with the acquisition of The Westin Palace, Milan, a Luxury Collection Hotel, The Westin Europa & Regina and Sheraton Roma Hotel & Conference Center. For a period of thirty days from such filing the authority may review the transaction and object to Host’s acquisition of any of these three hotels. This notice and review period does not constitute a Deferral Trigger under the master agreement. Host intends to provide this notice in sufficient time so that the review period will expire prior to April 30, 2006. Because Host currently owns no assets in Italy, the parties believe it is unlikely that any objection will be raised by the authority and does not expect that this filing and notice period will defer the closing on these hotels past the closing dates anticipated by expiration of the works council approval periods and the right of first refusal period.

The subsequent closing of the acquisition of each of these five deferred hotels also is subject to the absence of the occurrence of certain other events and the satisfaction of customary conditions of closing concerning such hotels. The parties have no reason to believe that any of these other conditions to the closing of any of the deferred hotels will fail to be satisfied.

Based on the foregoing, the parties currently believe it is likely they will consummate the acquisition of the five European hotels deferred from the initial closing of the transactions. Moreover, Host believes its failure to close on one or more of the five deferred hotels would not be material to Host or its operations. Nevertheless, there can be no assurance that any or all of the remaining conditions to the acquisition of the deferred hotels, including the circumstances which resulted in their deferral, eventually will be satisfied or resolved and that Host will successfully acquire all, or any, of the five European hotels subject to the deferred closing. Further, if the conditions to closing are not satisfied for any of The Westin Palace, Madrid, a Luxury Collection Hotel, Westin Palace, Milan, a Luxury Collection Hotel or The Westin Europa & Regina, Host may elect to permanently exclude, and not purchase in the transactions, all five of the European hotels that are subject to deferral.

In the unlikely event that Host were not to close all of the deferred hotels, the purchase price payable to Starwood for the 30 hotels located in the United States, Poland, Fiji and Chile to be acquired in the initial closing of the transactions will be reduced by approximately $562 million (representing the aggregate amount of the purchase price allocated by the parties in the master agreement to the five European hotels subject to the deferred closing).

Other Modifications and Technical Amendments

The amendment agreement also contains additional amendments, acknowledgements and technical corrections with respect to the master agreement and the indemnification agreement agreed to by the parties, including:

SHC Indebtedness. Starwood has determined that, in connection with certain distributions that Sheraton Holding Corporation, or SHC, will make to Starwood prior to the initial closing of the transactions, Starwood will assume all of SHC’s obligations under the $450 million of 7 3/8% debentures due November 15, 2015, or the 2015 debentures, issued by SHC and SHC will thereafter be released from all obligations under the 2015 debentures. As a result, the $450 million of the 2015 debentures will no longer constitute Specified Indebtedness under the master agreement and the cash portion of the purchase price for the stock of SHC in the transactions will be increased by $450 million.

Host previously has exercised its right, by notice to Starwood, to cause the $150 million of 7 3/4% debentures due November 15, 2025, or the 2025 debentures, not to constitute “Specified Indebtedness” under the master agreement. Starwood management has informed Host that it will assume the $150 million of the 2025 debentures and will likely redeem the $150 million of the 2025 debentures after the initial closing.

No Solicitation Covenant. The master agreement contains restrictions on the ability of Starwood to solicit or engage in discussions or negotiations with a third party with respect to a “takeover proposal” (which includes a proposal to acquire a significant interest in the hotels to be acquired by Host in the transactions). The parties have agreed pursuant to the amendment agreement, that, in addition to the other exclusions outlined in the proxy statement/prospectus, a takeover proposal will not include any inquiry, proposal or offer that relates to a more than 50% change in the ownership of Starwood.

Purchase Price Allocations. The parties have agreed to certain adjustments to the allocation of the purchase price among the various assets and entities being acquired in the transactions.

Termination of the Master Agreement. The parties have agreed to extend the termination date of the master agreement from April 17, 2006 to April 24, 2006.

European Joint Venture

On March 24, 2006, Host LP entered into an Agreement of Limited Partnership, forming a joint venture in The Netherlands with Stichting Pensioenfonds ABP, the Dutch pension fund (“ABP”), and Jasmine Hotels Pte Ltd, a subsidiary of GIC Real Estate Pte Ltd (“GIC RE”), the real estate investment company of the Government of Singapore Investment Corporation Pte Ltd (GIC). The purpose of the joint venture will be the acquisition and ownership of the five deferred European hotels and the Sheraton Warsaw Hotel & Towers.

The joint venture has two components—the hospitality venture and the TRS venture, which we collectively refer to as the “joint venture”. The hospitality venture will acquire the European hotels. The TRS venture will lease the European hotels, as tenant (through subsidiaries that will qualify as taxable REIT subsidiaries (TRS) for federal income tax purposes), from subsidiaries of the hospitality venture, as landlord, and enter into hotel operating and similar agreements with Starwood. The aggregate size of the joint venture is initially expected to be approximately $640 million, including total capital contributions of approximately $227 million, of which approximately $73 million will be contributed by Host in the form of cash and through the contribution by Host LP of the Sheraton Warsaw Hotel & Towers. Through newly-formed Dutch BVs (private companies with limited liability), Host LP will be a limited partner in the joint venture (together with ABP and GIC RE, the “Limited Partners”) and also will serve as the general partner for the joint venture. The percentage interests of the parties in the joint venture will be 19.9% for ABP, 48% for GIC RE and 32.1% for Host LP (including its limited and general partner interests).

The joint venture will acquire from Starwood the following five hotels to be acquired in the Starwood Transactions: the Sheraton Roma Hotel & Conference Center; The Westin Palace, Madrid, a Luxury Collection Hotel; the Sheraton Skyline Hotel and Conference Centre; The Westin Palace, Milan, a Luxury Collection Hotel; and The Westin Europa & Regina. In addition, Host LP will contribute the Sheraton Warsaw Hotel & Towers, which it will acquire from Starwood, to the joint venture.

The partners are contemplating entering into an expanded joint venture, which would be subject to antitrust clearance. In the event that such approval is obtained and the parties enter into the expanded venture, then in exchange for providing certain additional approval rights to the Limited Partners and subject to certain exclusivity provisions, the partners would increase the aggregate size of the joint venture to approximately €533 million of equity (of which approximately €171 million would be contributed by Host) and, after giving effect to indebtedness the joint venture would be expected to incur, aggregate funds that the hospitality venture would have available for investment are expected to be approximately €1.5 billion. The focus of the expanded joint venture would be on the acquisition, ownership and potential disposition of full service hotel properties located in Europe (with properties in particular in the United Kingdom, France, Germany, Italy and Spain). In connection with the expanded joint venture, the partners would also agree that, subject to certain exceptions, investments that are consistent with the joint venture’s investment parameters would be made through the joint venture for a period of two years (three years in the case of Host) or earlier in the event that at least 90% of the joint venture’s committed capital is called or reserved for use prior to such date.

Pursuant to the agreements, distributions to partners will be made on a pro-rata basis (based on their limited partnership interests) until certain return thresholds are met. As those thresholds are met, Host LP’s general partner interest will receive an increasing percentage of the distributions.

Unless waived or consented to by all limited partners, the aggregate indebtedness of the joint venture may not exceed 65% of the appraised value of the assets of the joint venture at the end of the three-year commitment period and thereafter, and the indebtedness incurred with respect to any single investment shall not exceed 75% of the appraised value of such asset.

Asset Management and Fees. An affiliate of Host LP (the “Asset Manager”) has entered into an asset management agreement with the joint venture to provide asset management services in return for an annual asset management fee.

Joint Venture Expenses. The partners in the joint venture will pay their pro rata share of set-up costs, acquisition expenses and ongoing expenses. Ongoing expenses of the joint venture include, but are not limited to, operational and administrative expenses such as the costs associated with holding annual meetings, expenses incurred with dissolution/liquidation, debt service costs, taxes, and expenses incurred in connection with obtaining legal, tax, accounting or other consulting advice.

Host LP or its affiliates, including the Asset Manager, will be responsible for paying certain expenses related to asset management, including all salaries and employee benefits of employees and related overhead including rent, utilities, office equipment, necessary administrative and clerical functions and other similar overhead expenses.

Term, Dissolution and Liquidation. The initial term of the joint venture is ten years subject to two one-year extensions with partner approval. By a majority vote of the Limited Partners, excluding limited partner interests affiliated with Host LP, the joint venture may be dissolved early. In an event where dissolution is triggered, any partner will have the option to offer its interest to the remaining partners at its current net asset value, to be determined by appraisal. If the remaining investors do not elect to acquire the interest, Host as general partner shall cause the joint venture to conduct an orderly liquidation of the assets through a sale of the assets individually, by portfolio sale or via an initial public offering. Due to certain rights given to ABP and GIC RE, the joint venture will not be consolidated by Host LP.

Cautionary Language Concerning Forward-Looking Statements

The discussion in this Current Report includes forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results, statements about the expected scope and timing of the acquisition, expected financial results and credit effects of the acquisition, consequences of management efforts, opportunities for growth and expectations as to timing, nature and terms of financing and other sources of funds. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; out ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete pending acquisitions and dispositions; and our ability to continue to satisfy complex rules in order for us to qualify as a real estate investment trust for federal income tax purposes and other risks and uncertainties associated with our business described in Host’s filings with the SEC. The completion of the transactions with Starwood (either in whole or in part relating to the acquisition of certain hotels) is subject to numerous closing conditions and there can be no assurances that the transactions as a whole, or portions of these transactions, will be completed. These closing conditions include, but are not limited to: Host receiving approval from its stockholders to issue shares to Starwood Trust’s Class B holders, obtaining various lender consents and regulatory approvals, the accuracy of representations and warranties and compliance with covenants, the absence of material events or conditions, and other customary closing conditions. Our expectations as to the financial consequences of the acquisition may be affected by the risks noted above and factors unique to acquisition, including the timing and successful integration of these hotels into our portfolio and the number and location of the hotels we ultimately acquire with the acquisition. Although Host believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this filing and Host undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.4	Amendment Agreement, dated March 24, 2006, amending the master agreement and plan of merger, the indemnification agreement and the tax sharing and indemnification agreement by and among Host Marriott Corporation, Host Marriott, L.P., Horizon Supernova Merger Sub, L.L.C., Horizon SLT Merger Sub, L.P., Starwood Hotels & Resorts Worldwide, Inc., Starwood Hotels & Resorts, Sheraton Holding Corporation and SLT Realty Limited Partnership, each dated November 14, 2005.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOST MARRIOTT CORPORATION

	By:	/s/ Larry K. Harvey
Date: March 28, 2006	Name:	Larry K. Harvey
	Title:	Senior Vice President, Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
2.4	Amendment Agreement, dated March 24, 2006, amending the master agreement and plan of merger, the indemnification agreement and the tax sharing and indemnification agreement by and among Host Marriott Corporation, Host Marriott, L.P., Horizon Supernova Merger Sub, L.L.C., Horizon SLT Merger Sub, L.P., Starwood Hotels & Resorts Worldwide, Inc., Starwood Hotels & Resorts, Sheraton Holding Corporation and SLT Realty Limited Partnership, each dated November 14, 2005.